Exhibit 99.1

Green Dot Appoints Dan Henry as Chief Executive Officer

Pasadena, CA – March 25, 2020 – Green Dot Corporation (NYSE: GDOT) today announced that Dan Henry has been appointed Chief Executive Officer and President, effective March 25, 2020. Mr. Henry will also join the Board of Directors. He succeeds William I. Jacobs, who has served as interim Chief Executive Officer since January 2020. Mr. Jacobs will remain Board Chair, a position he’s held since 2016. J. Christopher Brewster who has served as interim president since January 2020 will transition to his role as board member and chair of the Audit Committee. This leadership transition is the result of a comprehensive search process.

“Dan is a highly regarded leader and accomplished executive with operational expertise and over two decades of deep experience in the FinTech space. He is also an innovator who has spearheaded, built and operated two publicly-traded payments companies,” said Mr. Jacobs. “The Board and management team are confident Dan is the perfect candidate to lead Green Dot into its next chapter and we want to thank our consultants and other stakeholders, including Starboard Value LP, for their support and guidance during our search process. We could not be more excited to welcome Dan to the Green Dot family.”

“I am honored to join Green Dot and look forward to working with the Company’s many talented team members to continue driving the mission of transforming the financial services industry through powerful partnerships and innovative products and services,” said Mr. Henry, incoming CEO of Green Dot. “I see significant potential to build upon Green Dot’s solid foundation that combines its bank charter with its market-leading Banking as a Service FinTech platform.”

Dan Henry previously served as Chief Executive Officer of NetSpend, a leading provider of prepaid debit cards for personal and commercial use, from 2008 to 2014. In 2010, Mr. Henry led Netspend through its initial public offering, and in July 2013 completed an all cash sale of the company to TSYS Corporation valued at $1.4 billion USD. Prior to Netspend, Mr. Henry co-founded Euronet Worldwide (NASDAQ: EEFT), a leader in secure electronic financial transaction processing. Mr. Henry served as President and Chief Operations Officer at Euronet until the end of 2006, and remained on its Board until 2008. Mr. Henry has been Chairman of Paysign Inc (NASDAQ: PAYS) - a vertically integrated provider of innovative prepaid card programs, digital banking and processing services for corporate, consumer and government application - since 2018. He also has been a director of The Brink’s Company (NYSE:BCO) - the global leader in total cash management, route-based secure logistics and payment solutions - since 2017.

About Green Dot
Green Dot Corporation, (NYSE:GDOT), is a financial technology leader and bank holding company with a mission to power the banking industry’s branchless future. Enabled by proprietary technology and Green Dot’s wholly-owned commercial bank charter, Green Dot’s “Banking as a Service” platform is used by a growing list of America’s most prominent consumer and technology companies to design and deploy their own bespoke banking solutions to their customers and partners, while Green Dot uses that same integrated technology and banking platform to design and deploy its own leading collection of banking and financial services products directly to consumers through one of the largest retail banking distribution platforms in America. Green Dot products are marketed under brand names such as Green Dot, GoBank, MoneyPak, AccountNow, RushCard and RapidPay, and can be acquired through more than 100,000 retailers nationwide, thousands of corporate paycard partners, several “direct-2-consumer” branded websites, thousands of tax return preparation offices and accounting firms, thousands of neighborhood check cashing locations and both of the leading app stores. Green Dot Corporation is headquartered in Pasadena, California, with additional facilities throughout the United States and in Shanghai, China.

Contacts
Investor Relations
IR@greendot.com

Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com